                                                                    EXHIBIT 10.4

                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                         TELEBANC FINANCIAL CORPORATION
                                  ("Acquiror")

                                      and

                          DIRECT FINANCIAL CORPORATION
                                (the "Company")




                                January 14, 1998

                               TABLE OF CONTENTS


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ARTICLE I - THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1.  Structure of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2.  Effect of the Merger on Outstanding Shares of Company Stock  . . . . . . . . . . . . . . . . . . . . . 2
         1.3.  Exchange Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.4.  Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.5.  Convertible Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.6.  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.7.  Stockholder Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.1.  Organization and Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.2.  Authorization and Validity of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.3.  No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.4.  Rights, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.5.  Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.6.  Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.7.  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.8.  Reports; Books and Records.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.9.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.10.  Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.11.  Absence of Regulatory Agreements and Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.12.  Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.13.  Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.14.  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.15.  Properties and Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.16.  Knowledge as to Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.17.  Compliance With Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.18.  Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.19.  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.20.  Antitakeover Provisions Inapplicable.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.21.  Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.22.  Reserves for Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.23.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.24.  Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.25.  No Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.26.  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16





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
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ARTICLE III - REPRESENTATIONS AND WARRANTIES OF ACQUIROR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.1.  Organization and Capitalization of Acquiror  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.2.  Authorization and Validity of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.3.  No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.4.  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.5.  Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.6.  Absence of Regulatory Agreements and Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.7.  Knowledge as to Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.8.  Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.9.  Access to Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.10.  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE IV - CONDUCT PRIOR TO CLOSING AND CERTAIN OTHER AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.1.  Access to Information; Notice of Changes; Confidentiality  . . . . . . . . . . . . . . . . . . . . .  19
         4.2.  Conduct of the Business of the Company Pending the Closing Date  . . . . . . . . . . . . . . . . . .  21
         4.3.  Conduct of the Business of Acquiror Pending the Closing Date . . . . . . . . . . . . . . . . . . . .  24
         4.4.  No Solicitation of Other Offers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.5.  Certain Filings, Consents and Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.6.  Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.7.  Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.8.  Shareholder Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.9.  Bank Merger Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.10.  Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.11.  Current Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.12.  Transaction Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.13.  Change in Structure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.14.  Sale of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE V - CONDITIONS PRECEDENT TO MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.1.  Conditions Precedent to Obligations of All Parties . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.2.  Conditions Precedent to Obligations of Acquiror  . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.3.  Conditions Precedent to Obligation of the Company  . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE VI - COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.1.  Employees; Benefits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.2.  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.3.  Certain Payments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE VII - TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         7.1.  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         7.2.  Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34





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
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ARTICLE VIII - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.1.  Certain Definitions; Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.2.  Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.3.  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.4.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.5.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.6.  Binding Effect; Benefit; Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.7.  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.8.  Further Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.9.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         8.10.  Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         8.11.  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         8.12.  Enforcement of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38


                                    EXHIBITS

Exhibit A        -        Articles of Combination and Bank Merger Agreement

Exhibit B        -        Stockholder Agreement

Exhibit C        -        Form of Opinion of the Company's Counsel

Exhibit D        -        Employment and Other Agreements and Certain Payments





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


                          AGREEMENT AND PLAN OF MERGER


                 THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made this 14th day of January, 1998, by and among TELEBANC FINANCIAL CORPORATION, a Delaware corporation ("Acquiror"), and DIRECT FINANCIAL CORPORATION, a New Jersey corporation (the "Company").

                 WHEREAS, the respective Boards of Directors of Acquiror and the Company have approved the acquisition of the Company by Acquiror, subject to the terms and conditions of this Agreement; and

                 WHEREAS, prior to the consummation of the Merger (as defined in Section 1.1), Acquiror and the Company will respectively cause TeleBank, a federal savings bank and wholly-owned subsidiary of Acquiror ("TeleBank"), and Premium Bank ("Premium"), a federal savings bank and wholly-owned subsidiary of the Company, to enter into a merger agreement, in the form attached hereto as Exhibit A (the "Bank Merger Agreement"), providing for the merger (the "Bank Merger") of Premium with and into TeleBank, with TeleBank being the "Surviving Bank" of the Bank Merger, and it is intended that the Bank Merger be consummated immediately upon consummation of the Merger;

                 NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:


                                   ARTICLE I

                                   THE MERGER

                 1.1. Structure of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.6 hereof), the Company will merge with and into Acquiror (the "Merger"), with Acquiror being the surviving institution (the "Surviving Institution") pursuant to the provisions of, and with the effects provided in, the Delaware General Corporation Law ("DGCL") and the New Jersey Business Corporation Act ("NJBCA"). At the Effective Time, the separate corporate existence of the Company shall cease, and Acquiror shall continue as the Surviving Institution. The certificate of incorporation and by-laws of Acquiror, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and by-laws of the Surviving Institution until thereafter amended as provided by law. The directors and officers of Acquiror, immediately prior to the Effective Time, shall be the directors and officers of the Surviving Institution until thereafter such directors and officers resign or are removed or their term of office expires.

                 1.2. Effect of the Merger on Outstanding Shares of Company Stock. Subject to the terms and conditions of this Agreement, to effectuate, and automatically by virtue of, the Merger:

                          (a)     Common Stock.  At the Effective Time, each
share of common stock of the Company, par value $1.00 per share ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares ("Excluded Shares") held directly or indirectly by Acquiror or the Company or any of their respective Subsidiaries, excluding shares held in a fiduciary capacity that are beneficially owned by third parties or in satisfaction of a debt previously contracted) ("Outstanding Common Shares") shall become and be converted into the right to receive cash in the amount of $12.00 per share without interest (the "Per Share Merger Consideration").

                          (b)     Preferred  Stock.  At the Effective Time,
each share of Series B 8.75% Cumulative Convertible Preferred Stock of the Company, par value $1.00 per share ("Company Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) ("Outstanding Preferred Shares") shall become and be converted into the right to receive cash in the amount of the Per Share Merger Consideration multiplied by 2.1739.

                          (c)     Excluded Shares.  Each Excluded Share shall
by virtue of the Merger be canceled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

                 1.3.  Exchange Procedures.

                          (a)     On and after the Effective Date, each holder
of certificates representing shares of Company Common Stock or Company Preferred Stock prior to the Effective Time ("Old Certificates") may surrender such Old Certificates to Acquiror or its agent for cancellation and exchange in accordance with the provisions of this Agreement. Old Certificates shall be exchanged for cash issued in consideration therefor upon the surrender of such Old Certificates in accordance with this Section 1.3 without any interest thereon.

                          (b)     From and after the Effective Time, there
shall be no transfers on the stock transfer records of the Company of any shares of the Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the Effective Time.

                          (c)     Neither Company nor Acquiror nor any other
person shall be liable to any former holder of Company Common Stock or Company Preferred Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                          (d)     In the event any Old Certificate shall have
been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such person of a bond in such amount as Acquiror may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Acquiror will issue in exchange for such lost, stolen or destroyed Old Certificate the cash in respect thereof pursuant to this Agreement.

                 1.4. Options. At the Effective Time, each option to purchase shares of Company Common Stock which is outstanding and unexercised immediately prior thereto (each, an "Outstanding Option"), shall be converted into cash (the "Cash Out") in an amount equal to the Per Share Merger Consideration multiplied by the number of shares subject to such Outstanding Option, less the amount which would have been required to exercise such Outstanding Options.

                 1.5.  Convertible Notes.

                          (a)     On a date which shall be agreed between the
Company and the Acquiror, but which shall be not less than 30 nor more than 60 days prior to the date fixed for redemption (the "1993 Note Redemption Date") in accordance with the terms of the Company's 9% Convertible Subordinated Notes Due July 1, 1998 (the "1993 Notes"), the Company shall give notice of redemption of the 1993 Notes for cash in the amount of 102% of the outstanding principal amount of each 1993 Note plus unpaid accrued interest thereon to the 1993 Note Redemption Date in accordance with the terms thereof. The 1993 Note Redemption Date shall be set to immediately precede the Effective Time and shall be conditioned on satisfaction of all other conditions to the Merger. Each 1993 Note which shall not have been converted into shares of Common Stock at the election of the holder thereof in accordance with the terms of the 1993 Notes prior to the 1993 Note Redemption Date shall be so redeemed by the Company as of the 1993 Note Redemption Date.

                          (b)     On a date which shall be agreed between the
Company and the Acquiror, but which shall be not less than 30 nor more than 60 days prior to the date fixed for redemption (the "1994 Note Redemption Date") in accordance with the terms of the Company's 9% Convertible Subordinated Notes Due April 1, 1999 (the "1994 Notes"), the Company shall give notice of redemption of the 1994 Notes for cash in the amount of 102% of the outstanding principal amount of each 1994 Note plus unpaid accrued interest thereon to the 1994 Note Redemption Date in accordance with the terms thereof. The 1994 Note Redemption Date shall be set to immediately precede the Effective Time and shall be conditioned on satisfaction of all other conditions to the Merger. Each 1994 Note which shall not have been converted into shares of Common Stock at the election of the holder thereof in accordance with the terms of the 1994 Notes prior to the 1994 Note Redemption Date shall be so redeemed by the Company as of the 1994 Note Redemption Date.

                 1.6. Closing. On the first Business Day to occur which is at least three (3) Business Days after the expiration of all applicable waiting periods in connection with approvals of governmental authorities occurs and all conditions to the consummation of this Agreement are satisfied or waived and which is the last Business Day of a month, or on such earlier or later date as may be agreed by the parties (the "Closing Date"), articles of merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date and at such time as may be specified in such articles of merger by agreement of the parties hereto. The date and time of such filing or such later effective date and time are herein called the "Effective Time." The date on which the Effective Time occurs is herein referred to as the "Effective Date".

                 1.7. Stockholder Agreement. Prior to the close of business on the Business Day following the date of execution and delivery of this Agreement, the Company shall and shall cause each director, executive officer, or other affiliate of the Company to execute and deliver to Acquiror the Stockholder Agreement in the form of Exhibit B attached hereto.


                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company hereby makes the following representations and warranties to Acquiror as set forth in this Article II, each of which is being relied upon by Acquiror as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of the Company referenced below and thereby required of the Company pursuant to this Agreement are referred to herein as the "Company Disclosure Schedule".

                 2.1.  Organization and Capitalization.

                          (a)     The Company is a corporation duly organized,
validly existing and in good standing under the laws of the State of New Jersey. The Company is duly registered as a savings and loan holding company under the Home Owners' Loan Act ("HOLA"). The certificate of incorporation and by-laws of the Company, copies of which are attached to the Company Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement. As of the date hereof, the Company has 10,000,000 authorized shares of Company Common Stock, of which as of the date hereof (i) 1,211,745 shares are issued and outstanding, (ii) 401,300 shares of which are reserved for issuance to holders of the 1993 Notes upon exercise of their conversion rights, (iii) 72,000 shares of which are reserved for issuance to holders of the 1994 Notes upon exercise of their conversion rights, (iv) 359,826 shares of which are reserved for issuance to holders of the Company Preferred Stock upon exercise of their conversion rights, and (v) 389,750 shares of which are reserved for issuance upon the exercise of outstanding stock options as set forth on the Company Disclosure Schedule; and 5,000,000 authorized shares of serial preferred stock, of which 500,000 shares have been designated as Company Preferred Stock, of which 165,520 shares are issued and outstanding.

                          (b)     Premium is a federal savings association duly
organized, validly existing and in good standing under the laws of the United States. The deposit accounts of Premium are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Premium. No subsidiary of the Company other than Premium and Direct Investment Management Company ("DIMCO") is a "Significant Subsidiary" as such term is defined in Regulation S-X promulgated by the Securities and Exchange Commission. The charter and by-laws of Premium, DIMCO and Premium Investment Services, Inc., copies of which are attached to the Company Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

                 2.2. Authorization and Validity of Agreement. The Company has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Subject to the receipt of the required shareholder approval for the Company referred to in Section 5.1(a), this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company and have been authorized by all other necessary corporate action of it. This Agreement is a valid and binding agreement of the Company enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                 2.3. No Violations. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or by-laws of the Company or its Subsidiaries, or (ii) violate any Laws (as defined in Section 8.1) applicable to the Company or its Subsidiaries, or any of their respective properties or assets, or (iii) assuming receipt of all required consents, approvals and waivers set forth in the Company Disclosure Schedule, and except for such consents, approvals and waivers as will not, individually or in the aggregate, have a material adverse effect on the ability of Acquiror or the Company to consummate the transactions contemplated hereby, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby do not require any approval, consent or waiver under any Law or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or the approval, consent or waiver of any other party to any such note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which the Company or its Subsidiaries is a party or by which they or any of their respective properties may be bound or affected, other than (x) the required approvals, consents, waivers, filings and registrations as set forth in the Company Disclosure Schedule, (y) the approval of the shareholders of the Company referred to in Section 5.1(a), and (z) any other approvals, consents, waivers, filings or registrations the absence of which, individually or in the aggregate, will not have a material adverse effect on the ability of Acquiror or the Company to consummate the transactions contemplated hereby.

                 2.4. Rights, etc. Except as set forth in the Company Disclosure Schedule, there are not any shares of capital stock of the Company reserved for issuance, or any outstanding or authorized options, warrants, calls, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock, pursuant to which it is or may become obligated to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, purchase or otherwise receive, any shares of its capital stock (collectively, "Rights"). The Company Disclosure Schedule sets forth a list of all of the holders of outstanding options as of the date hereof. All outstanding options of the Company may be converted into cash as provided in Section 1.4 hereof.

                 2.5. Capital Stock. All issued and outstanding shares of capital stock of the Company and its Subsidiaries, are duly authorized, validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights, with no personal liability attaching to the ownership thereof; and all outstanding shares of capital stock of its Subsidiaries are owned by it or Premium, as the case may be, free and clear of all liens, claims, encumbrances, charges, security interests and restrictions on transfer whatsoever and there are no Rights with respect to such capital stock.

                 2.6. Authority. Each of the Company and its Subsidiaries has the power and authority to carry on its business as it is now being conducted and to own all its properties and assets, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

                 2.7. Subsidiaries. A true, correct and complete list of the Company's Subsidiaries is set forth in the Company Disclosure Schedule.

                 2.8.  Reports; Books and Records.

                          (a)     The Company has previously delivered to
Acquiror and included in the Company Disclosure Schedule true, correct and complete copies of the following financial statements of the Company and its Subsidiaries, together with the related notes and schedules thereto (collectively, the "Company Financial Statements"):

                                  (i)      audited Consolidated Statements of
Condition of the Company and its Subsidiaries as of December 31, 1994, 1995 and 1996 (the "1996 Statement of Condition"), and the related audited Statements of Operations, Statements of Changes in Equity Capital and Statements of Cash Flows of the Company for the years then ended in each case accompanied by the audit report of the independent public accountants with respect to the Company;

                                  (ii)     unaudited Consolidated Statements of
Condition of the Company and its Subsidiaries as of September 30, 1997 and 1996, and the related unaudited Statements of Operations and other financial schedules of the Company for the nine-month period then ended.

                          The Company Financial Statements have been prepared
in accordance with generally accepted accounting principles applied on a consistent basis during the period involved except as otherwise specifically disclosed in such statement or the notes thereto, subject in the case of unaudited statements to the absence of footnotes and to recurring audit adjustments normal in nature and amount. The Company Financial Statements present fairly the financial position of the Company and its Subsidiaries as of the dates shown and the results of their operations and changes in their financial position for the periods then ended. As of the date of the 1996 Statement of Condition, neither the Company nor its Subsidiaries had, and since such date neither the Company nor its Subsidiaries has, incurred or suffered any liabilities or obligations, whether accrued, absolute, contingent or otherwise, arising out of any transactions entered into, or state of facts existing, on or prior to the date hereof except as and to the extent disclosed, reflected or reserved against in the Company Financial Statements, nor has there been any change, or any event involving a prospective change, in the financial condition, properties, business or results of operations of it or its Subsidiaries or otherwise, which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on the Company. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements, subject in the case of unaudited statements to the absence of footnotes and to recurring audit adjustments normal in nature and amount.
Since

December 31, 1996, the Company and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

                          (b)     The Company and its Subsidiaries have timely
filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1992 with (A) the Office of Thrift Supervision ("OTS"), (B) the FDIC, and (C) the Banking Commissioner of the State of New Jersey (or any other state banking commission or other regulatory authority with which the Company or any of its Subsidiaries is required to file reports, registrations, statements or amendments thereto (collectively, the "State Regulator") (collectively, with the OTS, the FDIC and the Board of Governors of the Federal Reserve System, the "Regulatory Agencies") and all other material reports and statements required to be filed by them since December 31, 1992, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the OTS, the FDIC, or any State Regulator, and have paid all fees and assessments due and payable to any Regulatory Agency. Except for normal examinations conducted by a Regulatory Agency in the regular course of business of the Company and its Subsidiaries, no governmental entity is conducting, or has conducted, any proceeding or investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 1992.

                          (c)     Neither the Company nor any of its
Subsidiaries has filed any Suspicious Activity Reports under Subpart G of Part 563 of OTS regulations since December 31, 1992.

                 2.9. Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extensions have been granted and not expired. All taxes required to be shown on returns filed by or on behalf of the Company or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). As of the date of this Agreement, there are no assessments or notices of deficiency or proposed assessments with respect to any taxes of the Company or any of its Subsidiaries. The Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

                 2.10. Legal Proceedings. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or to the best of the Company's and its Subsidiaries' knowledge threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or which challenge the validity or propriety of the transactions contemplated by this Agreement. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

                 2.11. Absence of Regulatory Agreements and Actions. Neither the Company nor any of its Subsidiaries is a party to any cease and desist order, written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency or any other governmental authority or instrumentality, nor has it been advised by any Regulatory Agency or any other governmental authority or instrumentality that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

                 2.12. Labor Matters. Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of any proceeding asserting that it or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute or employee organizational activities involving it or any of its Subsidiaries pending or threatened.

                 2.13. Employee Benefit Plans. All benefit plans, contracts, agreements, arrangements, including, but not limited to, "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and employment contracts and deferred compensation plans and agreements, that cover any of the current or former employees of the Company or any of its Subsidiaries (hereinafter referred to collectively as the "Employee Plans"), comply in all material respects with all applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and other applicable laws; neither the Company nor any of its Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan; neither the Company nor any of its Subsidiaries nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") maintains or ever has maintained any Employee Plan which is subject to Title IV of ERISA or Section 302 of ERISA ("Pension Plan"), or any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA); and the Company and its Subsidiaries and ERISA Affiliates have not contributed to any "multiemployer plan", as defined in
Section 3(37) of ERISA, on or after September 26, 1980. Each Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "Qualified Plan") has received a favorable determination letter for "TRA" (as defined in Rev. Proc. 93-39) from the Internal Revenue Service and the Company and its Subsidiaries are not aware of any circumstances that could result in revocation of any such favorable determination letter; neither the Company nor any of its Subsidiaries maintains or ever has maintained a Qualified Plan which is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code); there is no pending or threatened litigation, administrative action or proceeding relating to any Employee Plan; except as set forth in Exhibit D, there has been no announcement or legally binding commitment by the Company or its Subsidiaries to create an additional Employee Plan, or to amend an Employee Plan except for amendments required by applicable law which do not materially increase the cost of such Employee Plan; and the Company and its Subsidiaries do not have any obligations for retiree health and life benefits under any Employee Plan, that cannot be amended or terminated without incurring any liability thereunder. With respect to each Employee Plan, the Company has provided to the Acquiror a true and correct copy of (i) for the last three years the annual report on the applicable form of the Form 5500 series filed with the Internal Revenue Service (the "IRS"), (ii) such Employee Plan, including amendments thereto, (iii) each trust agreement and insurance contract relating to such Plan, including amendments thereto, (iv) the most recent summary plan description for such Employee Plan, including amendments thereto, if the Employee Plan is subject to Title I of ERISA, (v) the most recent actuarial report or valuation if such Employee Plan is a Pension Plan and (vi) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan. A complete list of the Employee Plans is set forth in the Company Disclosure Schedule, true, correct and complete copies of which have been provided by the Company to Acquiror. No payment of or in the nature of compensation that is owed or may become due to any director, officer, employee or agent of the Company or any Subsidiary, including any such payment that may become vested or accelerated as a result of the transactions contemplated hereby, will be nondeductible under
Section 162(m) or Section 280G of the Code or subject to tax under Section 4999 of the Code. Neither the Company nor any Subsidiary is obligated to "gross up" or otherwise compensate any such person because of the imposition of any tax on a payment to such person. Except as set forth on the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in any increase in, vesting of or acceleration of payment of any compensation or benefit under any Employee Plan.

                 2.14. Contracts. All Material agreements, contracts or commitments of the Company and its Subsidiaries are set forth in the Company Disclosure Schedule (and true, correct and complete copies thereof have been provided by the Company to Acquiror), including: (i) all Material written employment or consulting agreements, contracts or commitments with, between or among the Company or any of its Subsidiaries and any Person; (ii) all Material agreements of guaranty or indemnification, other than by-laws provisions and bank items presented for collection in the ordinary course of business, running from the Company or any Subsidiary to any Person; (iii) all Material agreements, contracts or commitments relating to the acquisition or disposition of assets or capital stock of any Person; (iv) notwithstanding the lead-in to this Section 2.14 and regardless of whether such agreements are Material or not, all agreements, except for employment agreements and other agreements listed pursuant to clause (i) above, for loans or the provision, purchase or sale of goods, services or property between the

Company or any of its Subsidiaries and any director, officer, employee, agent or representative of the Company or any Subsidiary, or any relative or affiliate of any of the foregoing; (v) all Material agreements, contracts or commitments to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and which require consent by any other Person in connection with the consummation of the transactions contemplated hereby, either to prevent a breach or to continue the effectiveness thereof, or which in any way restrict the ability of the Company or any Subsidiary to engage in a line of business; (vi) all Material agreements relating to indebtedness of the Company and its Subsidiaries; and (vii) all other Material agreements (other than this Agreement, agreements to be executed with respect to this Agreement and agreements with respect to deposits received and loans granted) of or binding upon the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in Material default under any of the contracts, agreements or other instruments described above. No event or condition exists or has occurred which, with notice or lapse of time or both, would constitute a Material default by the Company or any of its Subsidiaries or, to the best of the Company's knowledge, by any other Person under any of such contracts, agreements or instruments, and all such contracts, agreements and instruments are valid and binding and in full force and effect. For purposes of this Section 2.14, a Material agreement, contract or commitment shall have the meaning set forth in Item 601(b)(10) of Regulation S-K promulgated by the Securities and Exchange Commission.

                 2.15. Properties and Assets. The Company Disclosure Schedule lists (i) all real property owned by the Company and each of its Subsidiaries;
(ii) each real property lease, sublease or installment purchase arrangement to which the Company or any of its Subsidiaries is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which the Company or any of its Subsidiaries is a party; and (iv) all items of the Company's or any of its Subsidiaries' tangible personal property and equipment with a book value of $25,000 or more or having any annual lease payment of $10,000 or more. Except for (a) items reflected in the consolidated financial statements of the Company as of December 31, 1996, (b) exceptions to title that do not interfere materially with the Company's or any of its Subsidiaries' use and enjoyment of owned or leased real property (other than OREO, as defined in Section 2.22), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected in the consolidated financial statements of the Company as of December 31, 1996), and
(d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since December 31, 1996, the Company and each of its Subsidiaries has good and, as to owned real property, marketable and insurable title to all their properties and assets, reflected in the consolidated financial statements of the Company as of December 31, 1996, free and clear of all liens, claims, charges and other encumbrances. The Company and each of its Subsidiaries, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them, and there has not occurred under any such lease any material breach, violation or default by the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any material uninsured damage or destruction with respect to such properties since December 31, 1996. All properties and assets used by the Company and its Subsidiaries are in good operating condition and repair suitable for the purposes for which they are currently utilized and comply in all material respects with all statutes, laws, ordinances, rules, regulations, orders, permits, decrees, case law and other rules of law relating thereto now in effect or scheduled to come into effect. The Company and each of its Subsidiaries enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees, and all leases to which the Company or any of its Subsidiaries is a party are valid and binding obligations in accordance with the terms thereof.

                 2.16. Knowledge as to Conditions. The Company knows of no reason why the approvals, consents, waivers, filings and registrations referred to in Section 5.1(b) should not be made, obtained or granted on a timely basis without the imposition of any condition of the type referred to in the provisos to such Section.

                 2.17. Compliance With Laws. The Company and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted. The Company and each of its Subsidiaries has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither the Company nor any of its Subsidiaries has received any notice of any material alleged or threatened claim, violation or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

                 2.18. Fees. Other than financial advisory services performed for the Company by Berwind Financial, L.P. pursuant to an agreement between the Company and Berwind Financial, L.P. dated as of May 9, 1997, and addendums thereto dated as of October 28, 1997 and January __, 1998, true, complete and correct copies of which have been delivered by the Company to Acquiror, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for it or any of its Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

                 2.19.  Environmental Matters.

                          (a)     Each of the Company and its Subsidiaries is
in compliance in all material respects with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Material (as hereinafter defined), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

                          (b)     There is no suit, claim, action, proceeding,
investigation or notice pending or to the best knowledge of the Company and its Subsidiaries threatened (or past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice), in which the Company or any of its Subsidiaries has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance (including by any predecessor ), with any environmental law, rule or regulation or (y) relating to any material release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries.

                          (c)     To the best knowledge of the Company and its
Subsidiaries, during the period of the Company's or any of its Subsidiaries' ownership or operation of any of its properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.

                          (d)     To the best knowledge of the Company and its
Subsidiaries, neither the Company nor any of its Subsidiaries has made or participated in any loan to any person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such loan with any environmental law, rule or regulation, or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such person on any property securing such loan.

                          (e)     For purposes of this Section 2.19, the term
"Hazardous Material" means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance (in each such case, other than small quantities of such substance in retail containers) regulated under any applicable environmental or public health statute, law, ordinance, rule or regulation.

                 2.20. Antitakeover Provisions Inapplicable. Assuming that neither Acquiror nor any affiliate of Acquiror owns, nor during the past five years has owned, any shares of the capital stock of the Company, the provisions of (i) Part A of Article XIII of the Company's certificate of incorporation and
(ii) the New Jersey Shareholders Protection Act (New Jersey Revised Statutes, Title 14A, Chapter 10A, as from time to time amended) (the "SPA") do not and will not apply to this Agreement, the Merger and the transactions contemplated hereby. The Company has taken all such actions required to exempt the Agreement and the Merger from (i) such Part A of Article XIII and any other applicable anti-takeover provision that may be in the Company's certificate of incorporation or by-laws and (ii) the SPA and any other applicable state anti-takeover laws, and at the request of the Acquiror, will assist in any challenge by the Acquiror to the applicability to the Merger of any such provisions or state anti-takeover laws.

                 2.21. Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock present and voting at the meeting referred to in Section 4.8, and the affirmative vote of the holders of two-thirds of the outstanding shares of Company Preferred Stock, are the only votes of the holders of any class or series of its capital stock required or necessary to approve this Agreement and the transactions contemplated hereby consistent with the requirements of the NJBCA, the Company's certificate of incorporation and by-laws, any other Law, or any agreement, contract or understanding to which the Company may be a party or to which it may be subject.

                 2.22. Reserves for Losses. All reserves or other allowances for possible losses reflected in the Company's most recent financial statements referred to in Section 2.8 complied with all Laws and are adequate under generally accepted accounting principles. Neither the Company nor any of the Company's Subsidiaries has been notified by any Regulatory Agency or the Company's independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of the Company or any of its Subsidiaries in establishing such reserves and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that the Regulatory Agencies or the Company's independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of the Company or any of its Subsidiaries. The Company has provided to Acquiror in the Company Disclosure Schedule a complete list of all extensions of credit and other real estate owned ("OREO") that have been classified by any bank examiner (regulatory or internal) as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. The Company agrees to update such list no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with the terms hereof. All OREO held by the Company or any of its Subsidiaries is being carried net of reserves at the lower of cost or net realizable value.

                 2.23. Insurance. The Company Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by the Company and its Subsidiaries, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds (or other insurance policies and bonds that have, from time to time, in respect of the nature of the risks insured against and amount of coverage provided, been substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of the Company and its Subsidiaries) are in full force and effect and have been in full force and effect. As of the date hereof, neither the Company nor any of its Subsidiaries has received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by the Company and its Subsidiaries is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of the Company and its Subsidiaries, and is sufficient for compliance by the Company and its Subsidiaries with all requirements of Law and agreements to which the Company or any of its Subsidiaries is subject or is party. True, correct and complete copies of all such policies and bonds set forth in the Company Disclosure Schedule, as in effect on the date hereof, have been delivered to Acquiror.

                 2.24. Loans. As of the date hereof, to the best of the Company's knowledge:

                          (a)     Except as set forth in the Company Disclosure
Schedule, all loans owned by the Company or any of its Subsidiaries, or in which the Company or any of its Subsidiaries has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and record keeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.

                          (b)     All loans owned by the Company or any of its
Subsidiaries, or in which the Company or any of its Subsidiaries has an interest, have been made or acquired by the Company in accordance with board of director-approved loan policies and all of such loans are collectible, except to the extent reserves have been made against such loans. Each of the Company and each of its Subsidiaries holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys' opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectibility of such loans; and all loans owned by the Company and each of its Subsidiaries are with full recourse to the borrowers, and each of the Company and each of its Subsidiaries has taken no action which would result in a waiver or negotiation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All loans purchased or originated by the Company or any of its Subsidiaries and subsequently sold by the Company or any of it Subsidiaries have been sold without any guaranty of payment by the Company or any of its Subsidiaries and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of November 30, 1997 (on a loan by loan basis) prepared by the Company and each of its Subsidiaries, which reports include all loans delinquent or otherwise in default, have been provided to Acquiror in the Company Disclosure Schedule; the Company agrees to update such reports no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with the terms hereof. True, correct and complete copies of the currently effective lending policies and practices of the Company and each of its Subsidiaries also have been provided to Acquiror in the Company Disclosure Schedule.

                          (c)     Each outstanding loan participation sold by
the Company or any of its Subsidiaries was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including the Company or any of its Subsidiaries) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to the Company or any of its Subsidiaries for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. The Company and each of its Subsidiaries have properly fulfilled in all material respects their contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

                          (d)     Except as set forth in the Company Disclosure
Schedule, the Company and its Subsidiaries have properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it.

                          (e)     The Company Disclosure Schedule sets forth a
list of all loans or other extensions of credit to all directors, officers or any other person covered by Regulation O of the Board of Governors of the Federal Reserve System.

                          (f)     The Company Disclosure Schedule sets forth a
list of the 20 largest loans of the Company based on total amounts outstanding thereunder as of the date of this Agreement and includes with respect to each such loan the Company's loan number, the identity of the borrower, the outstanding principal amount, the stated maturity, the general character of the loan (e.g. commercial, mortgage, etc.), interest rate/margin, due date and appraised value of any collateral (as applicable); provided, that the Company makes no representation or warranty as to the actual value of any such collateral. The Company Disclosure Schedule sets forth a list of all loan servicing agreements of the Company, true, correct and complete copies of which have been provided to Acquiror.

                 2.25. No Dissenters' Rights. Shareholders of the Company have no rights to dissent or otherwise seek rights of appraisal under New Jersey law in connection with the Merger and the transactions contemplated by this Agreement.

                 2.26.  Disclosure.  No representation or warranty contained in
Article II of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

                 Acquiror hereby makes the following representations and warranties to the Company as set forth in this Article III, each of which is being relied upon by the Company as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of Acquiror referenced below and thereby required of Acquiror pursuant to this Agreement are referred to herein as the "Acquiror Disclosure Schedule".

                 3.1. Organization and Capitalization of Acquiror. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; it is a savings association holding company as defined under HOLA, duly registered with the OTS; and it is not a bank
holding company as defined under the Bank Holding Company Act.   The
certificate of incorporation and by-laws of Acquiror, copies of which are attached to the Acquiror Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

                 3.2. Authorization and Validity of Agreement. Acquiror has full corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been authorized by all necessary corporate action of Acquiror. This Agreement is a valid and binding agreement of Acquiror enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                 3.3. No Violations. Neither the execution and delivery of this Agreement by Acquiror, nor the consummation by Acquiror of the transactions contemplated hereby, nor compliance by Acquiror with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or by-laws of Acquiror or its Subsidiaries, or (ii) violate any Laws applicable to Acquiror or its Subsidiaries, or any of their respective properties or assets, or (iii) assuming receipt of all required consents, approvals and waivers set forth in the Acquiror Disclosure Schedule, and except for such consents, approvals and waivers as will not, individually or in the aggregate, have a material adverse effect on the ability of Acquiror or the Company to consummate the transactions contemplated hereby, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Acquiror or its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Acquiror or its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected. The execution and delivery by Acquiror of this Agreement and the consummation of the transactions contemplated hereby do not require any approval, consent or waiver under any Law or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or the approval, consent or waiver of any other party to any such note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Acquiror or its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected, other than (x) the required approvals, consents, waivers, filings and registrations as set forth in the Acquiror Disclosure Schedule, (y) the approval of the shareholders of the Company referred to in Section 5.1(a), and (z) any other approvals, consents, waivers, filings or registrations the absence of which, individually or in the aggregate will not have a material adverse effect on the ability of Acquiror or the Company to consummate the transactions contemplated hereby.

                 3.4. Financial Statements. Each of the balance sheets or statements of condition contained or incorporated by reference in Acquiror's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and other reports of the Acquiror filed with the Securities and Exchange Commission subsequent to December 31, 1996 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, each in the form filed with the Securities and Exchange Commission (collectively, the "Reports") (including any related notes and schedules) fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows and changes in financial position or equivalent statements contained or incorporated by reference in its Reports (including any related notes and schedules) fairly present the results of operations, retained earnings and cash flows of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted in the Reports or, in the case of unaudited reports, as permitted by Form 10-Q.

                 3.5. Legal Proceedings. Neither Acquiror nor any of its Subsidiaries is a party to any, and there are no pending or to the best of Acquiror's and its Subsidiaries' knowledge threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Acquiror or any of its Subsidiaries or which challenge the validity or propriety of the transactions contemplated by this Agreement. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Acquiror, any of its Subsidiaries or the assets of Acquiror or any of its Subsidiaries.

                 3.6. Absence of Regulatory Agreements and Actions. Neither Acquiror nor any of its Subsidiaries is a party to any cease and desist order, written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency or any other governmental authority or instrumentality, nor has it been advised by any Regulatory Agency or any other governmental authority or instrumentality that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

                 3.7. Knowledge as to Conditions. Acquiror knows of no reason why the approvals, consents, waivers, filings and registrations referred to in
Section 5.1(b) should not be made, obtained or granted on a timely basis without the imposition of any condition of the type referred to in the provisos to such Section.

                 3.8. Vote Required. No vote of the holders of any class or series of the Acquiror's capital stock is necessary or required to approve this Agreement and the transactions contemplated hereby consistent with the requirements of the DGCL, Acquiror's certificate of incorporation and by-laws, any other Law, or any agreement, contract or understanding to which Acquiror may be a party or to which it may be subject.

                 3.9. Access to Funds. Acquiror will have, at the time that all other conditions to closing have been met, all funds necessary to consummate the Merger and to pay the aggregate Per Share Merger Consideration.

                 3.10. Disclosure. No representation or warranty contained in Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.


                                   ARTICLE IV

             CONDUCT PRIOR TO CLOSING AND CERTAIN OTHER AGREEMENTS

                 4.1.  Access to Information; Notice of Changes;
Confidentiality.

                          (a)     The Company shall accord to the officers,
employees, accountants, counsel and other representatives of Acquiror, access, during normal business hours during the period prior to the Effective Time, to all its and its Subsidiaries' properties, books, contracts, commitments and records and, during such period, the Company shall make available to Acquiror
(i) a copy of each report, schedule, registration statement and other document filed or received by it and its Subsidiaries during such period pursuant to the requirements of federal or state banking laws and (ii) all other information concerning its and its Subsidiaries' business, properties and personnel as Acquiror may reasonably request. Acquiror shall receive notice of all meetings of the Company's and its Subsidiaries' Boards of Directors and any committees thereof, and of any management committees. Up to two representatives of Acquiror shall be permitted to attend all meetings of the Boards of Directors (except for the portion of such meetings which relate to the Merger or an Acquisition Proposal (as defined in Section 4.4) or such other matters deemed confidential) of the Company and its Subsidiaries and such meetings of committees of the Boards of Directors and management of the Company and its Subsidiaries which Acquiror desires.

                          (b)     Upon reasonable notice and subject to
applicable Laws relating to the exchange of information, Acquiror shall afford to the officers, employees, accountants, counsel and other representatives of the Company, access, during normal business hours during the period prior to the Effective Time, to such information regarding Acquiror and its Subsidiaries as shall be reasonably necessary for the Company to fulfill its obligations pursuant to this Agreement or which may be reasonably necessary for the Company to confirm that the representations and warranties of Acquiror contained herein are true and correct and that the covenants of Acquiror contained herein have been performed in all material respects.

                          (c)     No investigation by either of the parties or
their respective representative shall affect the representations and warranties of the other set forth herein.

                          (d)     The Company shall provide Acquiror with true,
correct and complete copies of all financial and other information provided to directors of the Company and its Subsidiaries in connection with meetings of their Boards of Directors or committees thereof.

                          (e)     During the period commencing on the date
hereof and ending on the Closing Date, each party shall promptly notify the other party hereto in writing of any and all occurrences which, if they had occurred prior to execution of this Agreement, would have caused the representations and warranties of such party contained in Article II or Article III, as the case may be, and the disclosures delivered in conjunction therewith to be incorrect in any material respect.

                          (f)     Each party will not, and will cause its
representatives not to, use any information obtained pursuant to this Section
4.1 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section
4.1 unless such information (i) was already known to such party and not otherwise subject to a confidentiality obligation, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains, or (iv) is or becomes readily ascertainable from published information or trade sources through no fault of the disclosing party. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

                 4.2. Conduct of the Business of the Company Pending the Closing Date. The Company agrees that, except as expressly permitted by this Agreement or otherwise consented to or approved in writing by Acquiror, during the period from the date hereof to the Effective Time:

                          (a)     The Company will and will cause each of its
Subsidiaries to conduct their respective operations only in the ordinary course of business consistent with past practice and with prudent banking practices (subject, in any event, to the provisions of paragraphs (b) and (c) below) and will use its best efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, customers, clients and others having business relationships with them.

                          (b)     The Company shall not, and shall not permit
any of its Subsidiaries to, take any action, engage in any transactions or enter into any agreement which would adversely affect or delay in any respect the ability of Acquiror or the Company to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

                          (c)     The Company will not and will not permit any
of its Subsidiaries to:

                                  (i)      other than in the ordinary course of
business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loan or advance;

                                  (ii)     (A) adjust, split, combine or
reclassify any capital stock; (B) make, declare or pay any dividend other than
(I) one regular quarterly cash dividend on Company Common Stock not in excess of $0.0625 per share (or an aggregate of $76,000) for the quarter ending December 31, 1997 to be paid on or before January 31, 1998, (II) regular cash dividends on the Company Preferred Stock as provided in the certificate of incorporation of the Company through the Effective Date (with declaration, record and payment dates corresponding to the dividends paid by the Company on the Company Preferred Stock during its fiscal year ended December 31, 1996, plus a final declaration of a pro rata dividend from the last such record date through the Effective Time) and (III) dividends paid by any of the wholly-owned Subsidiaries of the Company to the Company or any of its wholly-owned Subsidiaries; or (C) except as expressly provided in this Agreement, make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (D) grant any stock appreciation rights or grant any Person any right to acquire or receive any shares of its capital stock; or
(E) issue or propose the issuance of any additional shares of capital stock except pursuant to Rights outstanding as of the date hereof in accordance with their present terms;

                                  (iii)    other than in the ordinary course of
business consistent with past practice, sell, transfer, mortgage encumber or otherwise dispose of any of its properties or assets to any Person other than a direct or indirect wholly-owned Subsidiary of the Company, or cancel, release or assign any indebtedness of any such Person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement and set forth in the Company Disclosure Schedule;

                                  (iv)     other than in the ordinary course of
business consistent with past practice, make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of the Company;

                                  (v)      other than in the ordinary course of
business consistent with past practice, or as otherwise expressly provided in this Agreement, enter into or terminate any contract or agreement, or make any change in any of its leases or contracts; it being further understood and agreed that the Company will not renew (1) the Company's agreement with Charter Oak Marketing & Financial Group, which has expired in accordance with its terms on or before the date hereof, or (2) any other contract, agreement or lease of the Company or its Subsidiaries;

                                  (vi)     increase in any manner the
compensation or fringe benefits of any of its employees or pay any pension or retirement allowance or pay any compensation or benefit or any retention or other bonus not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, in each case other than in the ordinary course of business consistent with past practice, or voluntarily accelerate the vesting of any stock options or other stock-based compensation; provided, however, that the extension of the employment contract with Michael Devlin pursuant to the terms thereof, and normal annual salary increases and bonuses as disclosed to and consented to by Acquiror, shall be deemed to be made in the ordinary course of business;

                                  (vii)    other than in the ordinary course of
business consistent with past practice settle any claim, action or proceeding involving any liability of the Company or any of its Subsidiaries for money damages or restrictions upon the operations of the Company or any of its Subsidiaries;

                                  (viii)   modify the manner in which it and
its Subsidiaries conduct or account for their business;

                                  (ix)     amend its articles of incorporation
or its by-laws;

                                  (x)      make capital expenditures
aggregating in excess of $10,000;

                                  (xi)     enter into any new line of business;

                                  (xii)    hire any new employee or promote any
employee to a rank of vice president or more senior position;

                                  (xiii)   except as expressly provided in this
Agreement, sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file an application pertaining to such action with any governmental authority or instrumentality;

                                  (xiv)    make any new loans to, modify the
terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with, any affiliated Person of the Company or any of its Subsidiaries, provided that the continuation of revolving credit facilities shall not constitute the making of a new loan;

                                  (xv)     make any investment, or incur
deposit liabilities, other than in the ordinary course of business consistent with past practices, including deposit pricing;

                                  (xvi)    sell, purchase or lease any real
property, except for the sale of real estate that is the subject of a casualty loss or condemnation or the sale of OREO on a basis consistent with past practices;

                                  (xvii)   purchase or originate any loans,
except (1) those loans set forth on the Company Disclosure Schedule, or (2) one- to four- family residential mortgage loans in accordance with existing Premium lending policies and in the ordinary course of business consistent with past practice;

                                  (xviii)  make any investments in any equity
or derivative securities or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered assets trading activities or make any investments in any investment security with a maturity of greater than one year;

                                  (xix)    sell or purchase any mortgage loan
servicing rights; or

                                  (xx)     agree to, or make any commitment to,
take any of the actions prohibited by this Section 4.2 or that is intended or may be reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article V not being satisfied, or in violation of any provision of this Agreement, except, in every case, as may be required by applicable law.

                          (d)     As soon as reasonably available, (i) but in
no event more than 45 days after the end of each fiscal quarter, the Company will deliver to Acquiror unaudited Consolidated Statements of Condition of the Company and related unaudited Statements of Operations and other financial schedules of the Company for the period then ended and (ii) but in no event more than 90 days after the end of the fiscal year, the Company will deliver to Acquiror audited Consolidated Statements of Condition of the Company and its Subsidiaries and related audited Statements of Operations, Statements of Changes in Equity Capital and Statements of Cash Flows of the Company for the year then ended accompanied by the audit report of the independent public accountants with respect to the Company. Such financial statements will be prepared in accordance with generally accepted accounting principles applied on a consistent basis during the period involved, except as otherwise specifically disclosed in such statements or the notes thereto. Such financial statements will present fairly the financial position of the Company and its Subsidiaries as of the dates shown and the results of their operations and changes in their financial position for the periods then ended.

                 4.3. Conduct of the Business of Acquiror Pending the Closing Date. Acquiror agrees that, except as expressly permitted by this Agreement or otherwise consented to or approved in writing by the Company, during the period from the date of this Agreement to the Effective Time, Acquiror will not take any action that would adversely affect or delay in any material respect the ability of the Company or Acquiror to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

                 4.4. No Solicitation of Other Offers. The Company agrees that neither it nor any of its Subsidiaries nor any of their respective officers and directors shall, and the Company shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, take any action to solicit, initiate or encourage any inquiries relating to the making of any offer or proposal from any person, entity or group (other than Acquiror) with respect to any tender or exchange offer, merger, consolidation, business combination, liquidation, reorganization, sale or other disposition of any significant portion of assets, sale of shares of capital stock, or similar transactions involving the Company or any Subsidiary of the Company (any such inquiry, offer, expression of interest or proposal, an

"Acquisition Proposal"), or, except as may be legally required for the discharge by the Board of Directors of its fiduciary duties as reasonably determined by the Board of Directors, after receiving and duly considering the written opinion of outside counsel to such Board (a copy of which shall be provided to Acquiror promptly following its delivery to the Company), under applicable law, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing. The Company will promptly notify Acquiror of its receipt or the occurrence of any Acquisition Proposal (including the material terms of any such proposal and the status thereof). The Company agrees to take all reasonable steps necessary to enforce its rights under any confidentiality or similar agreement entered into with any person (other than Acquiror) in relation to such person's making or evaluating any potential or actual Acquisition Proposal, whether entered into before or after the date hereof.

                 4.5. Certain Filings, Consents and Arrangements. Acquiror and the Company shall (a) as soon as practicable make any filings and applications required to be filed in order to obtain all approvals, consents and waivers of governmental authorities necessary or appropriate for the consummation of the transactions contemplated hereby (including without limitation all applications for required approvals as set forth in Section 5.1(b) hereof), (b) cooperate with one another (i) in promptly determining what filings are required to be made and what approvals, consents or waivers are required to be obtained under any relevant federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking on a timely basis to obtain any such approvals, consents or waivers, and (c) deliver to the other copies of the publicly available portions of all such filings and applications promptly after they are filed.

                 4.6.  Reasonable Efforts.  Acquiror and the Company each will
(i) use its reasonable efforts to take all action necessary to render accurate as of the Closing Date the representations and warranties of it contained herein, and (ii) use its reasonable efforts to perform or cause to be satisfied each covenant or condition to be performed or satisfied by it as contemplated by this Agreement.

                 4.7. Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter the Company and Acquiror shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

                 4.8. Shareholder Approvals. The Company shall take, in accordance with applicable law, the rules of any applicable securities exchange or quotation system, and its certificate of incorporation and by-laws, all action necessary to convene an appropriate meeting of shareholders of the Company to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (the "Company Meeting"), which Company Meeting shall occur not more than ninety (90) days after the date hereof. The Board of Directors of the Company will recommend approval of such matters, the Company will take all reasonable lawful action to solicit such approval by its shareholders and shall oppose any third party proposal or other action that is inconsistent with this Agreement or the transactions contemplated hereby, except as may be legally required for the discharge by the Board of Directors of its fiduciary duties as reasonably determined by the Board of Directors, after receiving and duly considering the written opinion of outside counsel to such Board (a copy of which shall be provided to Acquiror promptly following its delivery to the Company), under applicable law.

                 4.9. Bank Merger Agreement. Prior to the Effective Time, (a) Acquiror shall (i) cause the Board of Directors of TeleBank to approve the Bank Merger Agreement, (ii) approve the Bank Merger Agreement as the sole shareholder of TeleBank, and (b) Premium shall execute and deliver the Bank Merger Agreement.

                 4.10. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Institution or its Subsidiaries with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, or the constituent banks to the Bank Merger, as the case may be, the proper officers and directors of each party to this Agreement and Acquiror's and the Company's Subsidiaries shall take all such necessary action as may be reasonably requested by Acquiror.

                 4.11. Current Information. During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Acquiror and to report the general status of the ongoing operations of the Company. The Company will promptly notify Acquiror of any material change in the normal course of business or in the operation of the properties of the Company and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving the Company, and will keep Acquiror fully informed of such events.

                 4.12.  Transaction Expenses.

                          (a)     For planning purposes, the Company shall,
within 15 days from the date hereof, provide Acquiror with its estimated budget of transaction-related expenses reasonably anticipated to be payable by the Company in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals. The Company shall promptly notify Acquiror if or when it determines that it will expect to exceed its budget.

                          (b)     Promptly after the execution of this
Agreement, the Company shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. The Company shall accrue and/or pay all of such amounts as soon as possible.

                          (c)     The Company shall advise Acquiror monthly of
all out-of-pocket expenses which the Company has incurred in connection with this transaction.

                 4.13. Change in Structure. Acquiror may elect to modify the structure of the transactions contemplated by this Agreement as noted herein so long as (a) there are no material adverse federal income tax consequences to the Company's shareholders as a result of such modification, (b) the consideration to be paid to the Company's shareholders under this Agreement is not thereby changed or reduced in amount, and (c) such modification will not be reasonably likely to delay materially or jeopardize receipt of any required regulatory approvals. In the event that Acquiror elects to change the structure of the Merger, the parties agree to modify this Agreement and the various exhibits hereto to reflect such revised structure. In such event, Acquiror shall prepare appropriate amendments to this Agreement and the exhibits hereto for execution by the parties hereto. Acquiror and the Company agree to cooperate fully with each other to effect such amendments.

                 4.14. Sale of Securities. At the option of Acquiror, the Company shall create the Securities (as defined below) and sell the Securities as determined by Acquiror, provided, that such transactions shall not (x) delay or hinder the receipt of regulatory approvals or (y) delay or hinder consummation of the Merger by more than 15 days after all other conditions to closing are met other than those set forth in Section 5.2(g) and (h) and other than the delivery of certificates and opinions to be delivered as of the closing date. For purposes of this Section 4.14, "Securities" shall mean securities of the Company in the aggregate face amount of $2.5 million, representing a subordinated interest in certain assets of the Company designated by Acquiror. Such securities shall be secured by not less than $25 million in asset collateral, which shall include, as determined by Acquiror in its sole discretion, automobile and consumer loans, loans secured by manufactured housing, second deeds of trust and certain first trusts with more than normal credit risk.

                 4.15. Compliance with Indenture, etc.. Acquiror shall take all actions necessary in order to enable consummation of the Merger in compliance with the terms of the Indenture dated as of May 27, 1994 between Acquiror and Wilmington Trust Company (Trustee) and the terms of Acquiror's Certificate of Incorporation.


                                   ARTICLE V

                         CONDITIONS PRECEDENT TO MERGER

                 5.1. Conditions Precedent to Obligations of All Parties. The respective obligations of Acquiror and the Company to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions:

                          (a)     Company Shareholder Approval.  This Agreement
and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of the Company in accordance with applicable law.

                          (b)     Regulatory Approval.  Acquiror shall have
procured the required approval, consent, waiver or other administrative action with respect to this Agreement and the transactions contemplated hereby by the OTS, and all applicable statutory waiting periods shall have expired; and the parties shall have procured all other regulatory approvals, consents, waivers or administrative actions of governmental authorities or other person that are necessary or appropriate to the consummation of the transactions contemplated by this Agreement; provided, however, that no approval, consent, waiver or administrative action referred to in this Section 5.1(b) shall be deemed to have been received if it shall include any condition or requirement (other than a condition or requirement requiring divestitures or other actions in order to comply with or avoid challenge under the antitrust laws) that Acquiror reasonably determines to be burdensome or otherwise alters the benefits for which Acquiror bargained in this Agreement.

                          (c)     Other Legal Requirements.  All other
requirements prescribed by Law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.

                          (d)     Injunction.  No party hereto shall be subject
to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any other transaction contemplated by this Agreement, and no litigation or proceeding shall be pending against the Acquiror or the Company or any of their Subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby.

                          (e)     Statutes.  No statute, rule, regulation,
executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits, restricts or makes illegal the consummation of the Merger or any other transaction contemplated by this Agreement.

                 5.2. Conditions Precedent to Obligations of Acquiror. The obligations of Acquiror to effect the Merger are also subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions unless waived by Acquiror:

                          (a)     Accuracy of Representations and Warranties.
All representations and warranties of the Company contained herein and the Stockholder Agreement at Exhibit B shall be true and correct as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) at and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on the Company. Such determination of aggregate Material Adverse Effect shall be made as if there were no materiality qualifications in such representations and warranties.

                          (b)     The Company's Performance.  The Company shall
have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Closing Date.

                          (c)     Officer's Certificate.  Acquiror shall have
received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Closing Date, certifying as to the matters set forth in subparagraphs 5.2(a) and (b).

                          (d)     Consents Under Agreements.  The consent,
approval or waiver of each person (other than the regulatory approvals, consents, waivers or administrative actions of governmental authorities or other person referred to in Section 5.1(b) hereof) whose consent or approval shall be required in order to permit the succession by the Surviving Institution to the Merger and the Surviving Bank to the Bank Merger to any obligation, right or interest of the Company or any of its Subsidiaries under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained except for those, the failure of which to obtain, will not result in a Material Adverse Effect on the Surviving Institution.

                          (e)     Opinion.  Acquiror shall have received from
Pepper, Hamilton & Scheetz LLP, counsel for the Company, an opinion addressed to the Board of Directors of Acquiror and dated as of the Closing Date in substantially the form set forth in Exhibit C hereto.

                          (f)     Formation of Securities.  The Company shall
not have breached in any material respect its obligations under Section 4.14 hereof.

                          (g)     Redemption of Notes.  Each and every 1993
Note which shall not have been converted into shares of Common Stock at the election of the holder thereof in accordance with the terms of the 1993 Notes prior to the 1993 Note Redemption Date shall have been redeemed by the Company as of the 1993 Note Redemption Date. Each and every 1994 Note which shall not have been converted into shares of Common Stock at the election of the holder thereof in accordance with the terms of the 1994 Notes prior to the 1994 Note Redemption Date shall have been redeemed by the Company as of the 1994 Note Redemption Date. It is understood and agreed that if the Company does not have funds legally available for the redemption of such 1993 Notes and 1994 Notes, then Acquiror, upon satisfaction of all other conditions to the Merger such that the only remaining condition is redemption of such 1993 Notes and 1994 Notes, shall provide such funds. It is understood and agreed by the parties that neither the unavailability of funds to redeem the 1993 Notes and the 1994 Notes, nor the use of funds by the Company for such purpose, shall constitute or represent a Material Adverse Effect on the Company, or otherwise constitute or represent a breach of any representation or warranty of the Company hereunder.

                          (h)     Termination of Florida Lease.  The Company
shall have terminated the Office Services Agreement dated October 1, 1996 between Byron Financial & Management Corp. d/b/a Crown Suites & Message Center ("CSMC") and Premium Bank (and letter with respect thereto dated December 15, 1997) (the "Office Services Agreement") such that the Office Services Agreement shall be of no further force or effect. The Company shall have further discharged in full all of its obligations and liabilities arising thereunder (including but not limited to the payment to CSMC of all amounts due and payable thereunder) through the date of termination of the Office Services Agreement or otherwise arising as a result of the termination of the Office Services Agreement. The Company shall provide such documentation to Acquiror as Acquiror shall reasonably request evidencing such termination of the Office Services Agreement and the discharge of all obligations and liabilities arising thereunder. It is understood and agreed that if the Company does not have funds legally available for the payment of such amounts, then Acquiror, upon satisfaction of all other conditions to the Merger such that the only remaining condition is payment of such amounts (and redemption of the 1993 Notes and 1994 Notes, if funds therefore are required from Acquiror as provided in Section 5.2(g) above) shall provide such funds. It is understood and agreed by the parties that neither the unavailability of funds to pay such amounts related to termination of the Office Services Agreement, nor the use of funds by the Company for such purpose, shall constitute or represent a Material Adverse Effect on the Company, or otherwise constitute or represent a breach of any representation or warranty of the Company hereunder.

                 5.3. Conditions Precedent to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions unless waived by the Company:

                          (a)     Accuracy of Representations and Warranties.
All representations and warranties of Acquiror contained herein shall be true and correct in all Material respects as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) at and as of the Closing, with the same force and effect as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on Acquiror. Such determination of aggregate Material Adverse Effect shall be made as if there were no materiality qualifications in such representations and warranties.

                          (b)     Acquiror's Performance.  Acquiror shall have
performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Closing Date.

                          (c)     Officer's Certificate.  The Company shall
have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Acquiror, dated the Closing Date, certifying as to the matters set forth in subparagraphs 5.3(a) and (b).

                          (d)     Employment and Other Agreements.  Acquiror
shall have entered into the agreements with Michael D. Devlin in the forms attached hereto as Exhibit D (the "Devlin Agreements").


                                   ARTICLE VI

                                   COVENANTS


                 6.1. Employees; Benefits. Acquiror shall have the right (but not the obligation) to offer employment, as officers and employees of the Surviving Institution or other subsidiaries of Acquiror immediately following the Effective Time, to any and all persons who are officers and employees of the Company or any of its Subsidiaries immediately before the Effective Time. As soon as administratively practicable after the Effective Time, employees of the Company and its Subsidiaries who continue as employees of Acquiror or its subsidiaries, shall be generally entitled to participate in the pension, benefit, severance and similar plans of Acquiror on substantially the same terms and conditions as employees of Acquiror and its subsidiaries, without duplication with respect to pension, benefit, severance and similar plans provided by the Company that survive the Effective Time.

                 6.2.  Indemnification.

                          (a)     From and after the Effective Time, Acquiror
agrees to indemnify and hold harmless each present and former director and officer of the Company or its Subsidiaries and each officer or employee of the Company or its Subsidiaries that is serving or has served as a director or trustee of another entity expressly at the Company's request or direction (the "Indemnified Parties"), against any and all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any and all claims, actions, suits, proceedings or investigations, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters arising out of or in connection with such party's position as, or actions taken as, a director or officer of the Company or a Subsidiary or director or trustee of another entity at the request or direction of the Company, at or prior to the Effective Time, asserted or claimed not later than the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable law and the certificate of incorporation and by-laws of Acquiror as in effect on the date hereof and delivered to the Company as part of the Acquiror Disclosure Schedule (the "Certificate of Incorporation and By-laws of Acquiror") (and also advance expenses incurred to the fullest extent permitted by applicable law and the Certificate of Incorporation and By-laws of Acquiror upon receipt of any undertaking required by applicable law or the Certificate of Incorporation and By-laws of Acquiror); provided, however, that Acquiror shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If such indemnity is determined not to be available as a matter of law with respect to any Indemnified Party, then the Acquiror and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits and other relevant equitable considerations.

                          (b)     Any Indemnified Party wishing to claim
indemnification under Section 6.2(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Acquiror thereof, but the failure to so notify shall not relieve Acquiror of any liability it may have to such Indemnified Party if such failure does not materially prejudice Acquiror. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time): (i) Acquiror shall have the right to assume the defense thereof and Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Acquiror elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Acquiror and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them or in the case of any such conflicts of interest, satisfactory to them and Acquiror, and Acquiror shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; (ii) the Indemnified Parties will cooperate in the defense of any such matter; and (iii) Acquiror shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld.

                 6.3. Certain Payments. Acquiror shall make the payments set forth in the Devlin Agreements to Michael D. Devlin and as set forth on Exhibit D to any other officers or employees of the Company as, if and when required pursuant thereto.


                                  ARTICLE VII

                                  TERMINATION

                 7.1. Termination. This Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the shareholders of the Company:

                          (a)     by the mutual consent of Acquiror and the
Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

                          (b)     (i)      by Acquiror or the Company (provided
that if the Company is a terminating party that it is not in breach of its obligations under Section 4.8), if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the shareholders of the Company to approve this Agreement; or (ii) at any time prior to the Company Meeting, by Acquiror, if its Board of Directors so determines by vote of a majority of the members of its entire Board, if the Board of Directors of the Company or the Company shall have failed to make its recommendation referred to in Section 4.8, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of Acquiror or the Company shall have failed to oppose any third party proposal that is inconsistent with the transactions contemplated by this Agreement or otherwise breaches Section 4.4 or 4.8;

                          (c)     by Acquiror or the Company (provided that the
terminating party is not then in Material breach of any representation, warranty, covenant or agreement which would give the other party the right to terminate this Agreement), if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of a Material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which is not cured or not curable within 30 days after written notice of such breach is given to the party committing such breach by the other party. For purposes of this paragraph, the representations and warranties of the parties shall be deemed to be true and correct, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on the Company or Acquiror, as the case may be. Such determination of aggregate Material Adverse Effect shall be made as if there were no materiality qualifications in such representations and warranties;

                          (d)     by Acquiror or the Company by written notice
to the other party if either (i) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated hereby shall have been denied (provided that no party shall have the right to terminate this Agreement pursuant to this Section 7.1(d) if such denial shall be due to the failure of such party to perform or observe the covenants and agreements of such party set forth herein) or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

                          (e)     by Acquiror or the Company, if its Board of
Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by July 31, 1998, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

                          (f)     by the Acquiror by written notice to the
Company if the Stockholder Agreement shall not yet have been executed and delivered as required by Section 1.7 prior to the close of business on the Business Day following the date of execution and delivery of this Agreement.

                 7.2.  Effect of Termination.

                          (a)     In the event of the termination of this
Agreement by either Acquiror or the Company, as provided above, except as otherwise provided in Section 8.3 hereof, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach of any covenant or willful misrepresentation by any other party under this Agreement.

                          (b)     Acquiror and the Company hereby agree that:

                                  (i)      in the event that this Agreement has
been terminated by the Company or Acquiror pursuant to Section 7.1(b) hereof or by Acquiror pursuant to Section 7.1(c) hereof then the Company shall pay to Acquiror immediately upon demand the sum of One Million Dollars ($1,000,000); and

                                  (ii)     in the event that this Agreement has
been terminated by the Company pursuant to Section 7.1(c) hereof then Acquiror shall pay to the Company immediately upon demand the sum of One Million Dollars ($1,000,000);

(either such fee, the "Break Up Fee"), which the parties agree is a reasonable estimate of certain costs and expenses paid or incurred or to be paid or incurred by the parties, respectively, in connection with the Merger Agreement and the transactions contemplated hereby, and the loss of the economic value of this Agreement to the applicable party. In the event that a party shall demand, and the other party shall have paid, the Break Up Fee as provided in this Section 7.2(b), then the party paying such Break Up Fee shall have no further liability to the other party on account of any breach or misrepresentation forming the basis of a termination described in this Section 7.2(b).


                                  ARTICLE VIII

                                 MISCELLANEOUS

                 8.1. Certain Definitions; Interpretation. As used in this Agreement, the following terms shall have the meanings indicated:

                 "Business Day" means any day other than a Saturday, a Sunday, or a public holiday in the State of New Jersey or the State of Virginia.

                 "Laws" means any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any government authority or instrumentality.

                 "Material" means material to Acquiror or the Company (as the case may be) and its respective Subsidiaries, taken as a whole.

                 "Material Adverse Effect," with respect to Acquiror or the Company, as applicable, means any condition, event, change or occurrence that, individually or in the aggregate with other conditions, events, changes or occurrences, is reasonably likely to have a material adverse effect upon (A) the financial condition, business, properties or results of operations of Acquiror or the Company, as applicable, and its Subsidiaries, taken as a whole, or (B) the ability of Acquiror or the Company, as applicable to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

                 "Person" includes an individual, corporation, partnership, association, trust, limited liability company, unincorporated organization or other legal entity.

                 "Subsidiary," with respect to a Person, means any other Person controlled by such person, as determined in accordance with regulations of the OTS.

When a reference is made in this Agreement to Articles, Sections, or Exhibits, such reference shall be to a Section or Article of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents, tie sheet and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

                 8.2. Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall, if incurred by Acquiror, be paid by Acquiror and shall, if incurred by the Company, be paid by the Company.

                 8.3. Survival. Only those agreements and covenants of the parties that are applicable in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of this Agreement and shall not survive the Effective Time. If this Agreement shall be terminated, the agreements of the parties in Sections 4.1(f), 7.2, 8.2 and this Section 8.3 shall survive such termination.

                 8.4. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail or by courier, with postage prepaid, as follows:

                          (a)     if to the Company, to it at:

                                  Direct Financial Corporation
                                  The Paint Works, Suite E1
                                  6 East Clementon Road
                                  P.O. Box 159
                                  Gibbsboro, New Jersey  08026-0159
                                  Attention:  Michael D. Devlin
                                  with a copy (which shall not be deemed
                                  notice) to:

                                  Pepper Hamilton LLP
                                  Suite 400
                                  1235 Westlakes Drive
                                  Berwyn, PA  19312-2401
                                  Attention: James D. Rosener, Esquire

                          (b)     if to Acquiror, to it at:

                                  TeleBanc Financial Corporation
                                  1111 N. Highland Street
                                  Arlington, VA  22201
                                  Attention:  Mitchell H. Caplan

                                  with a copy (which shall not be deemed
                                  notice) to:

                                  Hogan & Hartson L.L.P.
                                  Columbia Square
                                  555 13th Street
                                  Washington, D.C.  20004-1109
                                  Attention: Stuart G. Stein, Esquire

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed in which case on the third Business Day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

                 8.5. Entire Agreement. This Agreement and the Exhibits and other documents (including the disclosure schedules) referred to herein or delivered pursuant hereto collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior and contemporaneous agreements and understandings, oral and written, with respect thereto.

                 8.6. Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                 8.7. Waiver. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefitted by the provision or by both parties, by a writing executed by an executive officer or officers, or
(ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective boards of directors, except that, after the vote by the shareholders of the Company, no such amendment or modification may be made which reduces or changes the form and amount of consideration payable pursuant to this Agreement without further shareholder approval.

                 8.8. Further Actions. Each of the parties hereto agrees that, subject to its legal obligations, it will use its reasonable efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

                 8.9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

                 8.10. Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

                 8.11. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or violative of its regulatory policy, then such term, provision, covenant or restriction shall be ineffective to the extent of such invalidity, voidness, unenforceability or violation and the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                 8.12. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                 IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                  TELEBANC FINANCIAL CORPORATION


                                  By:      \s\ Mitchell H. Caplan
                                           ----------------------
                                           Name:  Mitchell H. Caplan
                                           Title:   Vice Chairman of the Board
                                                   and President

                                  DIRECT FINANCIAL CORPORATION


                                  By:      \s\ Michael D. Devlin
                                           ---------------------
                                           Name:  Michael D. Devlin
                                           Title:   President





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